Global Crossing Reports Third Quarter 2009 Results

  Free Cash Flow increased $62 million sequentially to $52 million, resulting in year-to-date Free Cash Flow of $10 million.
  OIBDA increased 30 percent year-over-year to $91 million, resulting in year-to-date total of $259 million.
  Consolidated revenue increased to $643 million, a 1 percent increase year-over-year in constant currency terms.
  "Invest and grow" revenue increased to $553 million, a 4 percent increase year over year in constant currency terms.
  Company confirms annual guidance for 2009.

FOR IMMEDIATE RELEASE: WEDNESDAY, OCTOBER 28, 2009

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced third quarter 2009 results. The company said it will discuss its consolidated financial and operational results for the third quarter 2009 on a conference call tomorrow.

Business Highlights

Global Crossing generated consolidated revenue of $643 million for the third quarter of 2009. Revenue from the company's "invest and grow" category - that part of the business focused on serving global enterprises and carrier customers, excluding wholesale voice - was $553 million, representing a sequential increase of 3 percent and a year-over-year decrease of 2 percent. On a constant currency basis, "invest and grow" revenue decreased 1 percent sequentially and increased 4 percent year over year. Operating Income Before Depreciation and Amortization (OIBDA) for the quarter was $91 million, representing a decrease of 2 percent sequentially and an increase of 30 percent year over year. Free Cash Flow was $52 million in the quarter, an improvement of $62 million sequentially and $19 million year over year. Year-to-date Free Cash Flow was $10 million through the third quarter. OIBDA and Free Cash Flow are non-GAAP measures that are defined and reconciled in our financial tables. All constant currency comparisons herein reflect third quarter 2009 and prior period results translated at the average actual foreign exchange rates for the applicable prior period.

"Global Crossing's core business continued to show year-over-year improvement on a constant currency basis, reflecting solid demand for our advanced IP-based solutions despite a challenging global economic environment," said John Legere, CEO of Global Crossing.  "In addition, the Company's Free Cash Flow generation of $52 million for the quarter and $10 million year to date demonstrates significant progress. We remain confident in our ability to deliver the annual guidance we provided at the beginning of the year."

Operational Results

Global Crossing's consolidated revenue was $643 million in the third quarter of 2009, representing a sequential increase of $10 million or 2 percent, including an $18 million favorable foreign exchange impact. Year-over-year consolidated revenue decreased $26 million or 4 percent, including a $33 million unfavorable foreign exchange impact. On a constant currency basis, consolidated revenue decreased 1 percent sequentially and increased 1 percent year over year.

The company's "invest and grow" category generated revenue of $553 million for the third quarter. This represents a sequential increase of $14 million or 3 percent, including an $18 million favorable foreign exchange impact. Year-over-year "invest and grow" revenue decreased $9 million or 2 percent, including a $32 million unfavorable foreign exchange impact. On a constant currency basis, "invest and grow" revenue decreased 1 percent sequentially and increased 4 percent year over year. "Invest and grow" revenue in the prior quarter included $8 million for one customer's buyout of certain long-term obligations under an existing contract. "Invest and grow" revenue in the third quarter included $4 million for the completion of that buyout.

On a segment basis, GCUK generated $117 million in "invest and grow" revenue compared with $113 million in the prior quarter and $152 million in the third quarter of 2008. GC Impsat generated $127 million in "invest and grow" revenue compared with $121 million in the prior quarter and $124 million in the third quarter of 2008. ROW generated $312 million in "invest and grow" revenue compared with $309 million in the prior quarter and $289 million in the third quarter of 2008.

Sequentially, on a constant currency basis, GC Impsat "invest and grow" revenues increased 1 percent, as growth from new orders was partially offset by erosion isolated to a few large customers. Sequentially, on a constant currency basis, ROW "invest and grow" revenues were flat, as operational growth was offset by the adverse sequential impact related to the customer buyout referenced above. In GCUK "invest and grow" revenues decreased sequentially 6 percent on a constant currency basis principally due to lower revenues from non-recurring charges to customers, including professional services. Year over year, in constant currency terms, "invest and grow" revenues in both GC Impsat and ROW increased 9 percent, while revenues in GCUK declined 9 percent.

Wholesale voice revenue decreased by $5 million on a sequential basis and $17 million year over year to $89 million. The expected decline in wholesale voice was associated with the continued management of this business for margin. Substantially all of the wholesale voice revenue is earned in the United States, within the ROW segment.

The company reported Gross Margin of $200 million in the third quarter of 2009, compared with $201 million in the prior quarter and $192 million in the third quarter of 2008. On a sequential basis, Gross Margin decreased $1 million primarily due to a decrease in revenue and from a retroactive property tax assessment of $5 million in the UK, offset by a favorable foreign exchange impact of $6 million and a reduction in access costs arising from a favorable regulatory ruling related to access charges paid by GCUK in periods prior to 2009. Year over year, Gross Margin increased $8 million due to an operational improvement in revenue, a $12 million decrease in access costs (including the impact of the previously referenced favorable regulatory ruling) and a decrease in incentive compensation, partially offset by an unfavorable foreign exchange impact of $10 million and the retroactive property tax assessment referenced above. (Note: Due to timing of receipt of the retroactive property tax assessment, the $5 million charge was included in GCUK's reported results for the second quarter and is included in Global Crossing Limited's reported results for the third quarter.)

Sales, general and administrative (SG&A) expenses were $109 million in the third quarter of 2009, compared with $108 million in the prior quarter and $122 million in the third quarter of 2008. On a sequential basis, the increase in SG&A was primarily attributable to $4 million unfavorable foreign exchange impact, partially offset by lower incentive compensation accruals in the quarter. The year-over-year decrease was primarily attributable to an $8 million favorable foreign exchange impact, as well as cost savings initiatives and lower incentive compensation accruals.

Global Crossing reported $91 million of OIBDA in the third quarter, a sequential decrease of $2 million, including a $2 million favorable foreign exchange impact. On a year-over-year basis, OIBDA increased $21 million, including an unfavorable foreign exchange impact of $2 million. On a segment basis, GCUK, GC Impsat and ROW contributed OIBDA of $25 million, $44 million and $22 million, respectively.

Global Crossing's consolidated net loss applicable to common shareholders was $74 million for the third quarter of 2009. On a sequential basis, net loss increased $100 million due to a $29 million loss on the extinguishment of debt and $59 million of unfavorable foreign exchange impacts reflected in other income, net. On a year-over-year basis, net loss increased by $1 million.

Cash and Liquidity

On September 22, 2009, the company completed a private offering of $750 million in senior secured notes due 2015 with a coupon of 12 percent. The company used $348 million of the proceeds to refinance Global Crossing Limited's existing term loan facility and $237 million to fund the purchase of senior notes issued by GC Impsat Holdings I Plc, including consent fees. After transaction fees and expenses in connection with the offering, the company added approximately $125 million of cash to the balance sheet for general corporate purposes.

"Refinancing activity during the quarter greatly simplified our capital structure, extended our debt maturities and increased our liquidity, giving us greater flexibility to operate and invest in our business," said John Kritzmacher, CFO of Global Crossing.

For the third quarter of 2009, the company reported Free Cash Flow of $52 million, as compared to negative $10 million in the prior quarter and $33 million in the third quarter of 2008. The sequential increase in Free Cash Flow was primarily driven by improved collections and lower capital expenditures. The year-over-year increase in Free Cash Flow was primarily attributable to an increase in OIBDA and lower capital expenditures.

Cash flow provided by operating activities for the third quarter was $85 million after interest payments of $25 million, including prepayment of $5 million of accrued interest on the debt extinguished in September. Global Crossing received $33 million in proceeds from the sale of IRUs and prepaid services in the third quarter. Global Crossing used $33 million for purchases of property, plant and equipment, and entered into $24 million of capital lease agreements to finance various equipment purchases and software licenses.

As of September 30, 2009, Global Crossing had unrestricted cash of $429 million compared to $268 million at June 30, 2009. The company had $449 million in total cash at September 30, 2009, compared to $289 million in total cash at June 30, 2009.

2009 Guidance

The following table is provided for informational purposes only and represents the Company's 2009 guidance as provided on February 16, 2009.
Measures	2009 Guidance
($ in millions)
Revenue	$2,500 - $2,600
OIBDA	$320 - $380
Free Cash Flow	$50 - $100

Non-GAAP Measures

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached financial tables include definitions of non-GAAP financial measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call

The company will hold a conference call on Thursday, October 29, 2009 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 231 2933 or by dialing +44 203 300 0095. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Thursday, October 29, 2009 beginning at 11:30 a.m. EDT and will be accessible until Thursday, November 5, 2009 at 11:30 a.m. EST.  To access the replay, callers should dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21440224. Callers in the United Kingdom should dial +44 (0) 870 000 3081 or (0) 800 692 0831 and enter reservation number 21440224.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) is a leading global IP solutions provider with the world's first integrated global IP-based network.  The company offers a full range of secure data, voice, and video products to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers services to more than 690 cities in more than 60 countries and six continents around the globe.

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com. Global Crossing utilizes its website as a channel of distribution of important information about the company. Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; risks associated with movements in foreign currency exchange rates; risks related to restrictions on the conversion of the Venezuelan bolivar into U.S. dollars and to the resultant buildup of a material excess bolivar cash balance, which is carried on Global Crossing's books at the official exchange rate, attributing to the bolivar a value that is significantly greater than the value prevailing on the parallel market; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts
Michael Schneider
+ 1 973 937 0146
Michael.Schneider@globalcrossing.com

Analysts/Investors Contact
Mark Gottlieb
+ 1 800 836 0342
glbc@globalcrossing.com

Gino Mathew
+1 973 937 0133
Gino.Mathew@globalcrossing.com

IR/PR1

9 PAGES OF FINANCIAL INFORMATION FOLLOW

Global Crossing Limited		Table 1
Condensed Consolidated Balance Sheets
($ in millions)

	September 30, 2009	December 31, 2008
	(unaudited)	(as adjusted)
ASSETS:
Current assets:
Cash and cash equivalents	$ 429	$ 360
Restricted cash and cash equivalents - current portion	9	7
Accounts receivable, net of allowances of $53 and $58	339	336
Prepaid costs and other current assets	108	103

Total current assets	885	806

Restricted cash and cash equivalents - long term	11	11
Property and equipment, net of accumulated depreciation of $1,117 and $851	1,302	1,300
Intangible assets, net (including goodwill of $173 and $147)	196	172
Other assets	69	60

Total assets	$ 2,463	$ 2,349

LIABILITIES:
Current liabilities:
Accounts payable	$ 260	$ 329
Accrued cost of access	98	92
Short term debt and current portion of long term debt	27	26
Accrued restructuring costs - current portion	11	13
Deferred revenue - current portion	148	138
Other current liabilities	412	361

Total current liabilities	956	959

Long term debt	1,308	1,127
Obligations under capital leases	94	93
Deferred revenue	347	308
Accrued restructuring costs	14	14
Other deferred liabilities	77	94

Total liabilities	2,796	2,595

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
60,148,983 and 56,696,312 shares issued and outstanding as of
September 30, 2009 and December 31, 2008, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,425	1,399
Accumulated other comprehensive loss	(32)	(23)
Accumulated deficit	(1,729)	(1,625)

Total shareholders' deficit	(333)	(246)

Total liabilities and shareholders' deficit	$ 2,463	$ 2,349

Note 1. On January 1, 2009, the Company adopted Financial Accounting Standard Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 470-20 ("Debt with Conversion and Other Options")("ASC Subtopic 470-20"). ASC Subtopic 470-20 specifies that issuers of convertible instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. ASC Subtopic 470-20 must be applied on a retrospective basis. As a result of applying ASC Subtopic 470-20, additional paid-in capital and accumulated deficit have increased $38 and $17 respectively, and other assets and long term debt have decreased $1 and $22 respectively in the condensed consolidated balance sheet at December 31, 2008.

Global Crossing Limited				Table 2
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)	(as adjusted)	(unaudited)	(as adjusted)

Revenue	$ 643	$ 669	$ 1,885	$ 1,955

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(288)	(310)	(859)	(915)
Real estate, network and operations	(106)	(114)	(301)	(334)
Third party maintenance	(26)	(28)	(77)	(83)
Cost of equipment and other sales	(23)	(25)	(68)	(71)
Total cost of revenue	(443)	(477)	(1,305)	(1,403)
Gross margin	200	192	580	552
Selling, general and administrative	(109)	(122)	(321)	(381)
Depreciation and amortization	(89)	(84)	(250)	(244)
Operating income (loss)	2	(14)	9	(73)
Other income (expense):
Interest income	2	2	7	8
Interest expense	(39)	(44)	(113)	(136)
Other income (expense), net	(32)	(25)	11	3
Loss before preconfirmation contingencies and benefit (provision) for income taxes	(67)	(81)	(86)	(198)
Net gain on preconfirmation contingencies	-	5	-	9
Loss before benfit (provision) for income taxes	(67)	(76)	(86)	(189)
Benefit (provision) for income taxes	(6)	4	(18)	(43)
Net loss	(73)	(72)	(104)	(232)
Preferred stock dividends	(1)	(1)	(3)	(3)
Loss applicable to common shareholders	$ (74)	$ (73)	$ (107)	$ (235)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$ (1.23)	$ (1.30)	$ (1.81)	$ (4.23)
Weighted average number of common shares	60,135,114	56,176,273	58,999,359	55,526,762

Note 1. On January 1, 2009, the Company adopted FASB ASC Subtopic 470-20. ASC Subtopic 470-20 specifies that issuers of convertible instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. ASC Subtopic 470-20 must be applied on a retrospective basis. As a result of applying ASC Subtopic 470-20, interest expense has increased $2 and $5 for the three and nine months ended September 30, 2008, respectively.

Note 2. For the three months ended September 30, 2008, $2 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes. Additionally, $5 of costs incurred to operate the GC Impsat Segment data center business, primarily employee-related expenses, were reclassified from selling, general and administrative to real estate, network and operations as they represent service delivery costs and therefore are appropriately reported as cost of revenue.

Note 3. For the nine months ended September 30, 2008, $5 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes. Additionally, $14 of costs incurred to operate the GC Impsat Segment data center business, primarily employee-related expenses, were reclassified from selling, general and administrative to real estate, network and operations as they represent service delivery costs and therefore are appropriately reported as cost of revenue.

Global Crossing Limited		Table 3
Condensed Consolidated Statements of Cash Flows
($ in millions)

	Nine Months Ended
	September 30,
	2009	2008 (as adjusted)
	(unaudited)
Cash flows provided by (used in) operating activities:
Net loss	$ (104)	$ (232)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on sale of marketable securities	-	2
Non-cash loss on extinguishment of debt	15	-
Non-cash income tax provision	-	24
Non-cash stock compensation expense	15	61
Depreciation and amortization	250	244
Provision for doubtful accounts	5	7
Amortization of prior period IRUs	(18)	(13)
Gain on preconfirmation contingencies	-	(9)
Change in long term deferred revenue	51	60
Other	(27)	6
Change in operating working capital:
- Changes in accounts receivable	8	(25)
- Changes in accounts payable	(82)	28
- Changes in other current assets	(20)	(50)
- Changes in other current liabilities	42	21
Net cash provided by operating activities	135	124

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(125)	(143)
Purchases of marketable securities	-	(11)
Proceeds from sale of property and equipment	-	4
Proceeds from sale of marketable securities	4	12
Change in restricted cash and cash equivalents	(2)	18
Net cash used in investing activities	(123)	(120)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	741	7
Repayment of capital lease obligations	(47)	(44)
Repayment of long term debt (including current portion)	(592)	(12)
Premium paid on extinguishment of debt	(14)	-
Proceeds from exercise of stock options	-	1
Finance costs incurred	(24)	-
Payment of employee taxes on share-based compensation	(12)	-
Net cash provided by (used in) financing activities	52	(48)

Effect of exchange rate changes on cash and cash equivalents	5	(7)
Net increase (decrease) in cash and cash equivalents	69	(51)
Cash and cash equivalents, beginning of period	360	397
Cash and cash equivalents, end of period	$ 429	$ 346

Note 1. On January 1, 2009, the Company adopted FASB ASC Subtopic 470-20. ASC Subtopic 470-20 specifies that issuers of convertible instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. ASC Subtopic 470-20 must be applied on a retrospective basis. As a result of applying ASC Subtopic 470-20, net loss and other within Cash flows provided by (used in) operating activities has increased in $5 for the nine months ended September 30, 2008.

Global Crossing Limited and Subsidiaries															Table 4
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Quarter Ended September 30, 2009					Quarter Ended June 30, 2009					Quarter Ended September 30, 2008
	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat [3]	ROW [1,2]	Eliminations	Total

Revenue	$ 120	$ 129	$ 397	$ (3)	$ 643	$ 115	$ 125	$ 397	$ (4)	$ 633	$ 155	$ 127	$ 390	$ (3)	$ 669
Cost of revenue
Cost of access	(33)	(27)	(231)	3	(288)	(36)	(27)	(225)	3	(285)	(48)	(28)	(237)	3	(310)
Real estate, network and operations	(22)	(20)	(65)	1	(106)	(18)	(21)	(59)	-	(98)	(25)	(20)	(69)	-	(114)
Third party maintenance	(5)	(6)	(15)	-	(26)	(6)	(5)	(16)	-	(27)	(7)	(6)	(15)	-	(28)
Cost of equipment and other sales	(16)	(4)	(3)	-	(23)	(17)	(3)	(2)	-	(22)	(18)	(3)	(4)	-	(25)
Total cost of revenue	(76)	(57)	(314)	4	(443)	(77)	(56)	(302)	3	(432)	(98)	(57)	(325)	3	(477)
Gross margin	44	72	83	1	200	38	69	95	(1)	201	57	70	65	-	192
Selling, general and administrative	(19)	(28)	(61)	(1)	(109)	(17)	(25)	(67)	1	(108)	(20)	(30)	(72)	-	(122)
Depreciation and amortization	(18)	(22)	(49)	-	(89)	(16)	(21)	(45)	-	(82)	(22)	(20)	(42)	-	(84)
Operating income (loss)	7	22	(27)	-	2	5	23	(17)	-	11	15	20	(49)	-	(14)
Other income (expense):
Interest income	3	2	-	(3)	2	1	2	4	(3)	4	2	1	-	(1)	2
Interest expense	(14)	(8)	(20)	3	(39)	(13)	(9)	(19)	3	(38)	(16)	(9)	(20)	1	(44)
Other income (expense), net	(8)	(13)	(11)	-	(32)	28	7	23	-	58	(17)	(9)	1	-	(25)
Income (loss) before preconfirmation contingencies and benefit (provision) for income taxes	(12)	3	(58)	-	(67)	21	23	(9)	-	35	(16)	3	(68)	-	(81)
Net gain on preconfirmation contingencies	-	-	-	-	-	-	-	-	-	-	-	4	1	-	5
Income (loss) before benefit (provision) for income taxes	(12)	3	(58)	-	(67)	21	23	(9)	-	35	(16)	7	(67)	-	(76)
Benefit (provision) for income taxes	-	(6)	-	-	(6)	(1)	(5)	(2)	-	(8)	-	2	2	-	4
Net income (loss)	(12)	(3)	(58)	-	(73)	20	18	(11)	-	27	(16)	9	(65)	-	(72)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (12)	$ (3)	$ (59)	$ -	$ (74)	$ 20	$ 18	$ (12)	$ -	$ 26	$ (16)	$ 9	$ (66)	$ -	$ (73)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On January 1, 2009, the Company adopted FASB ASC Subtopic 470-20. ASC Subtopic 470-20 specifies that issuers of convertible instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. ASC Subtopic 470-20 must be applied on a retrospective basis. As a result of applying ASC Subtopic 470-20, interest expense has increased $2 for the three months ended September 30, 2008.

3 For the three months ended September 30, 2008 $2 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes. Additionally, for the three months ended September 30, 2008 $5 of costs incurred to operate the GC Impsat Segment data center business, primarily employee-related expenses, were reclassified from selling, general and administrative to real estate, network and operations as they represent service delivery costs and therefore are appropriately reported as cost of revenue.

Global Crossing Limited and Subsidiaries					Table 5
Unaudited Summary of Consolidated Revenue
($ in millions)

	Quarter Ended September 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 117	$ 125	$ 311	$ -	$ 553
Carrier voice	3	2	84	-	89
Other	-	-	1	-	1
Intersegment revenue	-	2	1	(3)	-
Consolidated revenue	$ 120	$ 129	$ 397	$ (3)	$ 643

	Quarter Ended June 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 113	$ 119	$ 307	$ -	$ 539
Carrier voice	2	4	88	-	94
Other	-	-	-	-	-
Intersegment revenue	-	2	2	(4)	-
Consolidated revenue	$ 115	$ 125	$ 397	$ (4)	$ 633

	Quarter Ended September 30, 2008
	GCUK	GC Impsat [2]	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 152	$ 123	$ 287	$ -	$ 562
Carrier voice	3	3	100	-	106
Other	-	-	1	-	1
Intersegment revenue	-	1	2	(3)	-
Consolidated revenue	$ 155	$ 127	$ 390	$ (3)	$ 669

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2For the three months ended September 30, 2008 $2 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes.

Global Crossing Limited					Table 6
Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, preferred stock dividends, and gains and losses on pre-confirmation contingencies. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with our everyday operations.

	Quarter Ended September 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 25	$ 44	$ 22	$ -	$ 91
Depreciation and amortization	(18)	(22)	(49)	-	(89)
Operating income (loss)	7	22	(27)	-	2
Interest income	3	2	-	(3)	2
Interest expense	(14)	(8)	(20)	3	(39)
Other expense, net	(8)	(13)	(11)	-	(32)
Provision for income taxes	-	(6)	-	-	(6)
Preferred stock dividends	-	-	(1)	-	(1)
Loss applicable to common shareholders	$ (12)	$ (3)	$ (59)	$ -	$ (74)

	Quarter Ended June 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 21	$ 44	$ 28	$ -	$ 93
Depreciation and amortization	(16)	(21)	(45)	-	(82)
Operating income (loss)	5	23	(17)	-	11
Interest income	1	2	4	(3)	4
Interest expense	(13)	(9)	(19)	3	(38)
Other income, net	28	7	23	-	58
Provision for income taxes	(1)	(5)	(2)	-	(8)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ 20	$ 18	$ (12)	$ -	$ 26

	Quarter Ended September 30, 2008
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

OIBDA	$ 37	$ 40	$ (7)	$ -	$ 70
Depreciation and amortization	(22)	(20)	(42)	-	(84)
Operating income (loss)	15	20	(49)	-	(14)
Interest income	2	1	-	(1)	2
Interest expense	(16)	(9)	(20)	1	(44)
Other income (expense), net	(17)	(9)	1	-	(25)
Net gain on preconfirmation contingencies	-	4	1	-	5
Benefit for income taxes	-	2	2	-	4
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (16)	$ 9	$ (66)	$ -	$ (73)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On January 1, 2009, the Company adopted FASB ASC Subtopic 470-20. ASC Subtopic 470-20 specifies that issuers of convertible instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. ASC Subtopic 470-20 must be applied on retrospective basis. As a result of applying ASC Subtopic 470-20, interest expense has increased $2 for the three months ended September 30, 2008.

Global Crossing Limited and Subsidiaries		Table 7
Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by Operating Activities
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Quarter Ended
September 30,
2009

Free Cash Flow	$ 52
Purchases of property and equipment	33
Net cash provided by operating activities	$ 85

Quarter Ended
June 30,
2009

Free Cash Flow	$ (10)
Purchases of property and equipment	54
Net cash provided by operating activities	$ 44

Quarter Ended
September 30,
2008

Free Cash Flow	$ 33
Purchases of property and equipment	51
Net cash provided by operating activities	$ 84

Global Crossing Limited and Subsidiaries		Table 8
Unaudited Reconciliations of 2009 OIBDA and Free Cash Flow Guidance
($ in millions)

When providing projections for non-GAAP measures, we are required to provide a reconciliation of the non-GAAP measure to the most directly comparable GAAP metric to the extent available without unreasonable efforts. In such cases, we may indicate an amount or range for GAAP measures that are components of the reconciliation. The provision of such amounts or ranges must not be interpreted as explicit or implicit projections of those GAAP components. To reconcile the non-GAAP financial metric to GAAP, we must use amounts or ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable with the methodology used to generate the projections of our non-GAAP financial metrics, we fully expect that the amounts or ranges used for the GAAP components will vary from actual results. We have made numerous assumptions in preparing our projections. These assumptions, including the amounts of the various components that comprise a financial metric, may or may not prove to be correct. We will consider our projections of non-GAAP financial metrics to have been achieved if the specific non-GAAP measure is met or exceeded, even if the GAAP components of the reconciliation are materially different from those provided in an earlier reconciliation.

This reconciliation was prepared based on the Company's guidance as provided on February 16, 2009, which is included in the preceding press release for informational purposes only.

	Twelve months ended
	December 31, 2009
	Low End of Guidance	High End of Guidance

OIBDA	$ 320	$ 380
Depreciation and amortization	(330)	(331)
Operating income (loss)	(10)	49
Interest expense, net	(147)	(147)
Provision for income taxes	(27)	(27)
Preferred stock dividends	(4)	(4)
Net loss applicable to common shareholders	$ (188)	$ (129)

Free Cash Flow	$ 50	$ 100
Purchases of property and equipment	145	155
Net cash provided by operating activities	$ 195	$ 255

For definitions and further description of these non-GAAP measures see tables 6 and 7.

Global Crossing Limited and Subsidiaries	Table 9
Definitions of Non-GAAP measures

Operating Income (Loss) Before Depreciation and Amortization ("OIBDA"):

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss), as calculated in accordance with GAAP and reflected on our consolidated financial statements, in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, preferred stock dividends, and gains and losses on preconfirmation contingencies. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with our everyday operations.

Free Cash Flow:

Free Cash Flow is a non-GAAP financial measure. We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.